Exhibit 99.1

June 11, 2008	Contact:	Charles J. Viater
President/CEO
574-273-7601

MFB CORP. ANNOUNCES APPROVAL OF MERGER
WITH AND INTO MUTUALFIRST FINANCIAL, INC.

MISHAWAKA, INDIANA – MFB Corp. (NASDAQ/MFBC) (“MFB”), parent company of MFB Financial, announced today that at a special shareholders’ meeting held on the same date, the shareholders of MFB approved the merger of MFB with and into MutualFirst Financial, Inc. (NASDAQ/MFSF) (“MutualFirst”).  It is anticipated that the merger will become effective on July 18, 2008.

Based on the terms of the Agreement and Plan of Merger dated as of January 7, 2008, by and among MutualFirst, MutualFirst Acquisition Corp., and MFB, MFB shareholders receiving cash in consideration of their shares of MFB common stock will receive $41.00 per share, and shareholders receiving MutualFirst common stock in the merger will receive 2.59 shares of MutualFirst common stock for each share of their MFB common stock.   The merger agreement also provides that 80% of the shares of MFB common stock outstanding immediately prior to the effective time of the merger will be exchanged for shares of MutualFirst common stock, with the remaining 20% of the outstanding MFB shares exchanged for the cash consideration.  As a result, there may be allocations of cash or stock made to MFB shareholders to ensure that this requirement is satisfied.  In addition, the closing of the merger is subject to certain conditions set forth in the merger agreement, including certain regulatory approvals and conditions relating to the price per share of MutualFirst’s common stock following such approvals.

MFB’s wholly-owned bank subsidiary, MFB Financial, headquartered in Mishawaka, Indiana, is a diversified financial institution, currently operating fourteen offices in Saint Joseph, Elkhart and Hamilton Counties in Indiana.  With $501 million in assets as of March 31, 2008, the institution offers a broad range of retail and commercial financial products and services, and manages over $400 million in trust assets.

Forward-Looking Statements

This document contains forward-looking statements regarding future events and developments concerning MFB and MutualFirst.  You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  Statements about the expected timing, completion and effects of the proposed merger and all other statements in this press release other than historical facts constitute forward-looking statements.

Forward-looking statements involve certain risks and uncertainties.  The ability of either MFB or MutualFirst to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain.  Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.  Because these forward-looking statements are subject to assumptions and uncertainties, the developments and future events concerning MFB and MutualFirst set forth in this press release may differ materially from those expressed or implied by these forward-looking statements.  You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document.

            All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this press release and attributable to MFB or MutualFirst or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  MFB and MutualFirst undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.